April 8, 2011

WestPoint Home, Inc.
28 East 28th Street
New York, New York 10016
Attention: Andrew Skobe

Commitment Letter
$50,000,000 Senior Credit Facility

Dear Mr. Skobe:

WestPoint Home, Inc., a Delaware corporation, and its domestic subsidiaries (collectively, "you" or the "Borrower") have advised Bank of America, N.A. ("Bank of America") that the Borrower desires to enter into an amended and restated senior secured credit facility in an aggregate principal amount of $50,000,000 (the "Senior Credit Facility"), as more fully described in the Summary of Principal Terms and Conditions attached hereto (the "Term Sheet" and together with this letter, the "Commitment Letter").  Bank of America understands that the proceeds of the Senior Credit Facility will be used (i) for working capital, capital expenditures and other lawful corporate purposes, (ii) to issue standby or commercial letters of credit, and (iii) to pay certain transaction fees, costs and expenses in connection with the transactions contemplated hereby.

In connection with the foregoing, you have requested that Bank of America agree to serve as the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facility and provide a commitment to lend all of the Senior Credit Facility as of the Closing Date (as defined below).  Bank of America will be the sole Lender as of the Closing Date

Subject to the terms and conditions in the Commitment Letter (including the Term Sheet), Bank of America is pleased to confirm its commitment to lend all of the Senior Credit Facility in an amount not to exceed $50,000,000 and its willingness to act as Administrative Agent for the Senior Credit Facility.  No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

The commitment of Bank of America hereunder to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America: (a)  the accuracy and completeness of all representations that you and your affiliates make to Bank of America and your compliance with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter (as hereinafter defined); (b) no material adverse change in or material disruption of conditions in the market for bank credit facilities or the financial, banking or capital markets generally shall have occurred; and (c) no change, occurrence or development shall have occurred or become known to Bank since December 31, 2010, that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and subsidiaries (other than any such effect on Borrower's subsidiary in Bahrain, to the extent not constituting a material adverse effect on Borrower).

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Bank of America by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (collectively, the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to Bank of America by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions.  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility (the "Closing Date") so that the representations, warranties and covenants in the preceding sentence are correct on the Closing Date.  In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America is and will be using and relying on the Information and the Projections (collectively, the "Pre-Commitment Information") without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America from time to time on demand for all costs and expenses as described in the Term Sheet.

You agree to indemnify and hold harmless Bank of America and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party) except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), and that Bank of America shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s obligations hereunder to negotiate definitive documentation for the Senior Credit Facility on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

This Commitment Letter and the fee letter between you and Bank of America of even date herewith (the "Fee Letter") and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your affiliates and your or their, accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

You acknowledge that Bank of America or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Bank of America agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information.  Bank of America further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that Bank of America is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America or any of such affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) the Senior Credit Facility and any related arranging or other services described in this letter constitutes an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank of America, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to such transaction, Bank of America is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) Bank of America has not assumed or will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America  has advised or is currently advising you or your affiliates on other matters) and Bank of America has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America with respect to any breach or alleged breach of agency or fiduciary duty.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of you and Bank of America hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Term Sheet), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America in the negotiation, performance or enforcement hereof.  The commitments and undertakings of Bank of America may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

Bank of America hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America to identify you in accordance with the Act.  Bank of America will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower's management and owners, such as legal name, address, social security number and date of birth.

All of your reimbursement, indemnification and confidentiality obligations set forth in this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the expiration or termination of this Commitment Letter or any commitment or undertaking of Bank of America hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder (other than your confidentiality obligations) upon the execution of all definitive documentation for the Senior Credit Facility and the initial extension of credit thereunder, except as expressly provided in the Term Sheet.

This Commitment Letter (including the Term Sheet), together with the Fee Letter, embodies the entire agreement and understanding among Bank of America, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the commitment of Bank of America are not limited to those set forth herein or in the Term Sheet.  Those matters that are not covered or made clear herein or in the Term Sheet or the Fee Letter are subject to mutual agreement of the parties.  No party has been authorized by Bank of America to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Atlanta, Georgia time on April 8, 2011, unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile or other electronic transmission, including .pdf), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, this undertaking and commitment will expire on June 15, 2011, unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.  Borrower shall not have any obligation to enter into definitive documents for the Senior Credit Facility unless acceptable to Borrower in its sole and absolute discretion, and the Administrative Agent and Lenders shall not have any obligation to enter into definitive documents for the Senior Credit Facility except on terms substantially consistent with those set forth in this Commitment Letter (including the Term Sheet).

[Rest of page intentionally left blank.  Signatures appear on next page.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/John Yankauskas
	Name:	John Yankauskas
	Title:	Senior Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

WESTPOINT HOME, INC.

By:	/s/ Andrew Skobe
	Name:	Andrew Skobe
	Title:	CFO

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS
WESTPOINT HOME, INC.
$50,000,000 SENIOR CREDIT FACILITY

The following is a Summary of the Terms and Conditions with respect to the establishment of the Senior Credit Facility referenced in the letter accompanying this Summary of Terms and Conditions ("Term Sheet") and is not intended to set forth all of the provisions that are customarily required by Bank of America in transactions of the type described herein and that may be included in the documentation for the Senior Credit Facility.  Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the letter to which this is attached.

Borrower:
WestPoint Home, Inc., a Delaware corporation ("WPHI" and, collectively with the subsidiaries of WPHI referred to in the last sentence of this paragraph, the "Borrower").  In the event any domestic subsidiary of WPHI directly owns any assets (excluding any assets consisting solely of equity interests in other subsidiaries) either (i) to be included in the Borrowing Base referred to below or (ii) valued at more than $1,000,000 on or after the Closing Date (as defined below), such subsidiary shall be a co-borrower, and references herein to the "Borrower" shall include each such co-borrower.

Guarantors:
The Senior Credit Facility (defined below) will be guaranteed by each existing and future direct and indirect subsidiary of WPHI, other than any subsidiary that is a "controlled foreign corporation" under Section 956 of the Internal Revenue Code to the extent such guarantee would result in a material tax liability (collectively, the "Guarantors").  All guarantees shall be guarantees of payment and not of collection.

Administrative
Agent:	Bank of America, N.A. ("Bank of America") will act as sole and exclusive administrative agent (together with its successors in such capacity, the "Administrative Agent").

Lenders:
On the Closing Date, Bank of America will be the sole Lender.  Thereafter, if elected by Administrative Agent, a syndicate of financial institutions (including Bank of America), which institutions shall be acceptable to Borrower and the Administrative Agent (collectively, the "Lenders").

Senior Credit
Facility:
A revolving credit facility of up to $50,000,000 (the "Senior Credit Facility"), including a $40,000,000 sub-limit for letters of credit (outstanding letters of credit will be 100% reserved (the "LC Reserve") against borrowing availability under the Senior Credit Facility) and a $10,000,000 sub-limit for swingline loans (each a "Swingline Loan").  Letters of Credit will be issued by Bank of America (in such capacity, the "Issuing Bank") and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

Use of proceeds:
The proceeds of the Senior Credit Facility shall be used: (i) for working capital, capital expenditures, and other lawful corporate purposes, (ii) to issue standby or commercial letters of credit, and (iii) to pay certain transaction fees, costs and expenses in connection with the transactions contemplated hereby.

Closing Date:
The date on which all of the conditions precedent to the effectiveness of the Senior Secured Credit Facility as set out in the definitive loan documentation are satisfied, expected to occur on or before June 15, 2011 (the "Closing Date").

Interest Rates:                 As set forth in Addendum I.

Maturity:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on June 15, 2012.

Borrowing Base:	Advances under the Senior Credit Facility will be limited to, on any date of determination, an amount (the "Borrowing Base") equal to the lesser of:

(a) the aggregate amount of the commitments with respect to the Senior Credit Facility (the "Commitment Amount"), minus the LC Reserve, minus the Availability Reserve (as defined below), minus the Availability Block, or

(b)   the sum of:

(i)   85% of eligible accounts receivable, plus

(ii)  the lesser of (A) 65% of the net amount (valued at the lower of cost or market) of eligible inventory and (B) 85% of the appraised net orderly liquidation value of eligible inventory, minus

(iii)  the Availability Block, minus

(iv)  the LC Reserve, minus

(v)  the Availability Reserve.

As used herein, the term "Availability Block" means the amount equal to (a) the greater of (i) 20% of the Commitment Amount, or (ii) $10,000,000, in the case of each of clause (i) and (ii), until the first day of the month immediately following the end of a twelve consecutive calendar month period beginning after the Closing Date during which the Fixed Charge Coverage Ratio (as defined below) is greater than 1.00:1.00, and (b) $0 at all other times.  Any period during which the Availability Block is greater than $0 is referred to herein as the "Availability Block Period."

As used herein, the term "Availability Reserve" means such reserves as the Administrative Agent may establish in its Permitted Discretion (as defined below), including, without limitation, those reserves described in the loan and security agreement for the Existing Facility (except that the "Other Reserves" described therein will not be limited other than by the Administrative Agent's Permitted Discretion) and provided that, any reserves established with respect to any diminution in value of the Accounts Related Collateral or the Inventory Related Collateral will be limited to the amount believed to reflect such diminution.

As used herein, the term "Permitted Discretion" means the commercially reasonable exercise of the Administrative Agent's good faith credit judgment in accordance with customary business practices for comparable asset-based lending transactions in WPHI's industry in consideration of any factor which is reasonably likely to (i) materially and adversely affect the value of any Collateral (as defined below), the enforceability or priority of the liens thereon or the amount that the Administrative Agent and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, or (ii) establish that any Collateral report or Collateral-related information delivered to Administrative Agent or Lenders by any person or entity on behalf of Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such commercially reasonable credit judgment, Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in collection history and dilution or collectability with respect to the accounts; (ii) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of inventory; (iii) changes after the Closing Date in any material respect in any concentration of risk with respect to the respective Borrower's accounts or inventory; and (iv) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to Borrower on the security of Borrower's accounts or inventory.

As used herein, the term "Fixed Charge Coverage Ratio" means the ratio, determined on a consolidated basis for Borrower and subsidiaries for the most recent 12 fiscal month period, of (a) EBITDA (after all cash restructuring charges, to (b) the sum of (i) capital expenditures (net of cash received from fixed assets sales), (ii) cash interest expense, (iii) payment of debt other than the Senior Credit Facility, (iv) cash taxes paid, and (v) distributions and other restricted payments.

As used herein, the term "Excess Availability" means (a) the Borrowing Base minus (b) outstanding borrowings and Letters of Credit under the Senior Credit Facility.

Standards of eligibility will be as determined by the Administrative Agent in its Permitted Discretion, but in any event will not include in eligible inventory and eligible accounts receivable, respectively, those ineligible categories set forth in the definitions of Eligible Inventory and Eligible Receivables in the Existing Facility (as defined below).

As used herein, the "Existing Facility" means the senior secured credit facility pursuant to that certain Loan and Security Agreement dated as of June 16, 2006, among WPHI, as borrower, Bank of America, as the administrative agent, and the Lenders party thereto, as amended prior to the Closing Date (as defined below).

Security:
All obligations of Borrower and each Guarantor will be secured by first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (the "Collateral"):

(a)	All present and future equity interests in each subsidiary of WPHI that is a Borrower or Guarantor (but not a pledge of any equity interests owned by such Borrower or Guarantor).

(b)	All Accounts Related Collateral and Inventory Related Collateral of Borrower and Guarantor.

(c)	All Equipment Related Collateral of Borrower and Guarantor.

(d)	All proceeds and products of the property and assets described in the foregoing clauses.

As used herein, "Accounts Related Collateral" means and includes (i) all rights to payment for goods sold or leased or for services rendered, whether such rights to payment constitute under applicable law accounts, general intangibles, contract rights, documents, chattel paper, instruments or any other classification of property; (ii) all intercompany loans made by a Borrower or Guarantor (as defined below) to another Borrower or Guarantor or to any affiliate or subsidiary of any Borrower or Guarantor; (iii) all supporting obligations; (iv) all letter-of-credit rights relating to any such right to payment described in clause (i); (v) all contracts from which any such right to payment has arisen; (vi) all deposit accounts maintained at Bank of America and all deposit accounts at other financial institutions that are designated by Borrower or Guarantor as a bank account into which any proceeds of any Collateral may be deposited from time to time; (vii) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing; and (viii) all books and records relating to any of the foregoing, including, without limitation, all invoices, purchase orders, delivery receipts, waybills and payment records, whether or not in written or electronic format or in any other medium.

As used herein, the term "Inventory Related Collateral" means and includes all of the following property of Borrower or a Guarantor:  (i) all goods held for sale or lease, raw materials, work in process and finished goods, and all other goods constituting "inventory" under the Uniform Commercial Code, including, without limitation, packaging or shipping materials, labels, samples or supplies and returned or rejected goods (whether or not any of the foregoing constitute eligible inventory); (ii) all general intangibles relating in any way to any goods described in clause (i), including, without limitation, any warranties of title and intellectual property (such as trademarks, patents, brand names or trade names) that are used in the manufacture, marketing, distribution or sale of any inventory; (iii) all commercial tort claims relating in any way to any goods described in clause (i); (iv) all documents relating to any inventory, including, without limitation, any documents of title (such as bills of lading or warehouse receipts) evidencing the ownership of or right to receive or possess any inventory; (v) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing, and (vi) all books and records relating to any of the foregoing whether or not in written or electronic format or in any other medium.

As used herein, the term "Equipment Related Collateral" means and includes all of the following property of Borrower or a Guarantor that is now or at any time hereafter located at Borrower's manufacturing facility in Chipley, Florida:  (i) all machinery, vehicles, furniture, fixtures, equipment, parts, tools, supplies, and all other goods constituting "equipment" under the Uniform Commercial Code, together with all accessions thereto; (ii) all general intangibles relating in any way to any goods described in clause (i), including, without limitation, any warranties of title and intellectual property (such as trademarks, patents, brand names or trade names) that are used in connection with such goods; (iii) all commercial tort claims relating in any way to any goods described in clause (i); (iv) all documents relating to any equipment, including, without limitation, any documents of title (such as bills of lading or warehouse receipts) evidencing the ownership of or right to receive or possess any inventory; (v) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing, and (vi) all books and records relating to any of the foregoing whether or not in written or electronic format or in any other medium.

The Security will ratably secure the relevant party’s obligations in respect of the Senior Credit Facility, any treasury management arrangements, any interest rate swap, currency swap, commodities hedging or similar agreements and other bank products and services with a Lender under the Senior Credit Facility.

Cash Management:
Collections and proceeds from the Collateral will be deposited either directly into an account with the Administrative Agent or another financial institution acceptable to the Administrative Agent and subject to blocked account and deposit account control arrangements satisfactory to the Administrative Agent.  Borrower will have access to the funds on deposit in the blocked account until (i) the occurrence, and during the existence of, a default or event of default as defined in the loan documentation, or (ii) the date (if any) on which Excess Availability falls below 10% of the Commitment Amount during any Availability Block Period, or 20% of the Commitment Amount on any other date; provided that, if no cash loans are then outstanding under the Senior Credit Facility and Excess Availability is more than $5,000,000, Borrower may retain access to such funds.  Thereafter, collections will be remitted daily to the Administrative Agent for application to Borrower's obligations under the Senior Credit Facility.

Bank Products
To facilitate the administration of the Senior Credit Facility and Administrative Agent's security interest in Borrower's assets, Borrower will agree to maintain Bank of America as Borrower's principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of Borrower's business; provided that Borrower's existing lockbox accounts with BNY Mellon may be maintained.

Documentation:
Definitive loan documentation, which shall be documented as an amendment and restatement of the Existing Facility, including, without limitation, financing statements, consents, evidences of corporate authority, opinions of counsel and such other documents to confirm and effectuate the Senior Credit Facility and the Administrative Agent's first priority liens, as may be required by the Administrative Agent and its counsel. The representations and warranties, affirmative covenants, negative covenants and events of default in the loan and security agreement for the Senior Credit Facility will not be materially less favorable to Borrowers and Guarantors than as set forth in the loan agreement for the Existing Facility taken as a whole, except as otherwise set forth herein and subject to mutually agreed modifications to reflect  the Administrative Agent’s customary practices and as appropriate for the current business and circumstances of Borrower and Guarantors, including to reflect the results of diligence and field examinations and to reflect current practices of the Administrative Agent and in the applicable lending markets.

Conditions Precedent
To Closing:
The closing of the Senior Credit Facility will be subject to satisfaction of the conditions precedent described in the Commitment Letter, the Fee Letter and the "Conditions Precedent to All Borrowers" set forth below, and those conditions precedent customarily required by the Administrative Agent in similar asset-based financings and any additional conditions precedent deemed appropriate by the Administrative Agent in the context of this transaction, including, without limitations, the following:

(i)	The negotiation, execution and delivery of definitive documentation for the Senior Credit Facility satisfactory to the Administrative Agent and the Lenders.

(ii)
Receipt of satisfactory evidence that the Administrative Agent (on behalf of the Lenders) has a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the Collateral.

(iii)
The Administrative Agent's receipt and review of the audited financial statements of Borrower and its subsidiaries as of December 31, 2010, together with an unqualified opinion of Borrower's independent certified public accountants with respect thereto, and of the most recently completed interim financial statements of Borrower and its subsidiaries as of a date not more than 30 days prior to the Closing Date.

(iv)
The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that in Administrative Agent's judgment (a) could reasonably be expected to have a material adverse effect on Borrower's business, assets, properties, liabilities, operations, condition or prospects (other than any such effect on Borrower's subsidiary in Bahrain, to the extent not constituting a material adverse effect on Borrower), or  adversely affect the ability of Borrower to perform its obligations under the documents evidencing or securing the Senior Credit Facility or (b) could reasonably be expected to materially and adversely affect the Senior Credit Facility or the transactions contemplated thereby.

(v)	No Change of Control (as defined below) with respect to Borrower (for the avoidance of doubt, not with respect to any subsidiary of Borrower) shall have occurred.

(vi)	The Administrative Agent's receipt of satisfactory evidence that, on the Closing Date, Borrower has Excess Availability plus available cash of at least $30,000,000.

(vii)
The Administrative Agent's receipt of satisfactory evidence that, on the Closing Date, Borrower's total stockholders' equity shall be not less than $85,000,000 and Borrower's total debt (other than debt owed to WPI) shall be not more than $5,000,000.

(viii)
Receipt by the Administrative Agent of certificates of insurance with respect to Borrower's property and liability insurance, together with a loss payable endorsement naming the Administrative Agent as loss payee, all in form and substance satisfactory to the Administrative Agent.

(ix)
Satisfactory evidence that Borrower has received all governmental and third party consents and approvals as may be required in connection with the Senior Credit Facility and the transactions contemplated thereby.

(x)	The absence of any default or event of default under the Existing Facility that exists on the Closing Date.

(xi)
Receipt by the Administrative Agent of a licensor agreement duly executed and delivered by WPIP LLC ("Licensor"), the owner of certain trademarks and patents licensed to Borrower, pursuant to which Licensor shall grant to the Administrative Agent, on behalf of the Lenders, an irrevocable, non-exclusive, royalty-free license to use and sublicense such licensed intellectual property in connection with the exercise of the Administrative Agent's rights and remedies under the Senior Credit Facility, all on terms and subject to conditions satisfactory to the Administrative Agent.

Conditions Precedent
To All Borrowings:
All representations and warranties are true and correct in all material respects as of the date of each borrowing, except to the extent such representations and warranties specifically relate to an earlier date; (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such borrowing; (iii) the aggregate principal amount of all outstanding advances under the Senior Credit Facility on such date, after giving effect to such borrowing or the issuance or renewal of such Letter of Credit, would not exceed the Borrowing Base on such date; and (iv) with respect to the issuance of a letter of credit, the conditions to the issuance set forth in the definitive loan document.

Representations
And Warranties:
Usual and customary for secured asset-based credit facilities of this type and as otherwise appropriate for the business and circumstances of Borrower and Guarantors as specified by the Administrative Agent, to include without limitation: (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no material violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) ownership of property and insurance matters; (xiii) accuracy of disclosure; (xiv) compliance with laws; (xv) subsidiaries; (xvi) no default; (xvii) perfected liens, security interests and charges; and (xviii) solvency.

Covenants:
Usual and customary for secured asset-based credit facilities of this type and as otherwise appropriate for the business and circumstances of Borrower and Guarantors as specified by the Administrative Agent, to include without limitation the following:

(i)        customary financial and other reporting requirements (including, without limitation, audited annual financial statements and monthly unaudited financial statements), periodic borrowing base certificates, including accounts and inventory (which shall be delivered monthly, unless Excess Availability is less than (i) 15% of the Commitment Amount during any Availability Block Period, and (ii) 25% of the Commitment Amount at any other time, in which case borrowing base certificates will be delivered, if so requested by the Administrative Agent, weekly with respect to accounts and inventory), compliance certificates and annual business plans and forecasts;

(ii)       certificates and other information;

(iii)      notices of default, material litigation, material governmental proceedings or investigations, ERISA and environmental proceedings and material changes in accounting or financial reporting practices;

(iv)      payment of taxes and other obligations;

(v)       compliance in all material respects with laws and material contractual obligations;

(vi)      preservation of existence, jurisdiction of organization and federal tax identification number;

(vii)     maintenance of books and records and inspection rights; (viii) use of proceeds;

(ix)       maintenance of insurance;

(x)        limitations on liens, mergers and consolidations;

(xi)       limitations on sales, transfers and other dispositions of assets; provided that, if no default or event of default under the loan documentation exists, Borrower may (i) dispose of accounts and inventory outside of the ordinary course of business so long as, for the period of 30 consecutive days before, and after giving effect to, each such disposition, pro forma Excess Availability would be not less than 20% of the Commitment Amount and (ii) sell equipment or transfer equipment to affiliates outside of the United States;

(xii)      limitations on the incurrence of debt (provided that permitted debt will include unsecured debt so long as (a) such debt matures after the scheduled maturity of the Senior Credit Facility and (b) the maximum aggregate amount of scheduled principal payments by Borrower or any Guarantor with respect to such unsecured debt during the 12 month period immediately following any date of determination shall not exceed  (1) $10,000,000 for any date of determination through September 30, 2013, or (2) $12,500,000 for any date of determination thereafter.);

(xiii)     limitations on transactions with affiliates;

(xiv)    limitations on investments (including loans and advances) and joint ventures,

(xv)     prohibitions on dividends, stock redemptions and the redemption and/or prepayment of other debt ("Distributions and Debt Repayment") (including Distributions and Debt Repayment to WestPoint International, Inc. ("WPI"), unless made from Borrower's unrestricted cash on hand, or not in excess of $1,000,000 in the aggregate during any 12 consecutive month period); provided that the limitations under this clause (xv) will generally not apply to any (A) Distributions and Debt Repayment to WPI after the implementation of the minimum Fixed Charge Coverage Ratio described in Financial Covenant, below, so long as, for the period of 30 consecutive days before, and after giving effect to, each such Distribution and Debt Repayment, pro forma Excess Availability would be not less than 30% of the Commitment Amount and the Fixed Charge Coverage Ratio would not be less than 1.00:1.00 or (B) dividends paid by Borrower to the owners of its equity interests in an amount not to exceed Borrower's consolidated taxable income times the highest federal, state and local tax rate applicable to such equity interest owners, at a time when no event of default exists under the Senior Credit Facility;

(xvi)     limitations on acquisitions; provided that the limitations under this clause (xvi) will not apply to any such transaction (A) prior to the implementation of the minimum Fixed Charge Coverage Ratio described in Financial Covenant, below, so long as, for the period of 30 consecutive days before, and after giving effect to, each such transaction, Excess Availability would be not less than 20% of the Commitment Amount and the Fixed Charge Coverage Ratio would not be less than 1.00:1.00, and (B) after the implementation of the minimum Fixed Charge Coverage Ratio described in Financial Covenant, below, so long as, for the period of 30 consecutive days before, and after giving effect to, each such transaction, Excess Availability would be not less than 30% of the Commitment Amount and the Fixed Charge Coverage Ratio would not be less than 1.00:1.00; and

(xvii)    limitations on capital expenditures.

Financial covenant
Minimum Fixed Charge Coverage Ratio:  Borrower shall be required to maintain a minimum Fixed Charge Coverage Ratio of at least 1.00 to 1.00; provided that compliance with such financial covenant shall be required only during a testing period in which Excess Availability is at any time less than the greater of (i) 20% of the Senior Credit Facility, or (ii) $10,000,000, and not during an Availability Block Period.

Events of Default:
Usual and customary in secured asset-based credit transactions of this type and as otherwise appropriate for the business and circumstances of Borrower and Guarantors as specified by the Administrative Agent, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; (viii) amendments or rescissions of the sale order adversely affecting the Administrative Agent or Lenders; (ix) customary ERISA defaults; and (x) Change of Control.

As used herein, "Change of Control" with respect to Borrower means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any of Carl Icahn and the Related Parties are no longer the Beneficial Owners, directly or indirectly, of at least a majority of the Voting Stock of WHPI. For purposes of the definition of Change of Control, the following capitalized terms shall have the following meanings: "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.  "Related Parties" means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person under clause (1); (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Partnership for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4); or (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in Borrower or to which such beneficial interest passes pursuant to such person's will. "Voting Stock" means, with respect to a corporation, any class or series of capital stock of such corporation that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose.

Waivers and
Amendments:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation would require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that (a) the consent of all Lenders affected thereby would be required with respect to increases in the commitments of such Lenders, reductions of principal, interest or fees, and extensions of scheduled maturities or times for payment, and (b) the consent of all Lenders would be required to modify the definition of "Borrowing Base" (or any increase in the advance rates related thereto) or "Excess Availability", to release collateral (other than in connection with a permitted asset disposition) or guarantees, and for other matters as agreed upon in the definitive credit documentation.

Indemnification:
Borrower will indemnify and hold harmless the Administrative Agent, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/
Expenses:	As set forth in Addendum I.

Other:
Each of the parties will (i) waive its right to a trial by jury and (ii) submit to jurisdiction in the State of New York.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

This Term Sheet is intended as an outline only of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that will be contained in definitive legal documentation for the Senior Credit Facility.

ADDENDUM I
PRICING, FEES AND EXPENSES

Interest Rates:
The Senior Credit Facility shall initially bear interest at a rate equal to LIBOR plus the applicable margin for LIBOR loans or the Base Rate plus the applicable margin for Base Rate loans, each determined based on the Average Excess Availability (as defined below) as of the most recent fiscal quarter.

LIBOR shall be defined in accordance with Bank of America’s customary practices.  Base Rate shall mean Bank of America’s prime rate, which is not necessarily the lowest rate at which Bank of America makes loans, and shall be subject to a floor equal to the sum of LIBOR plus 1% per annum.

LIBOR loans shall be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, and minimum dollar amounts of each LIBOR loan.

All interest on Base Rate and LIBOR loans shall be calculated on the basis of actual number of days elapsed in a year of 360 days.  If an event of default exists, all loans and other obligations would bear interest at a rate 200.0 basis points ("bps") in excess of the otherwise applicable rate.

Performance
Pricing:	The applicable margins for LIBOR and Base Rate loans shall be subject to performance pricing adjustments, commencing on October 1, 2011, based upon the following pricing grid

Level	Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans
I	< 33.3% of the aggregate commitments under the Senior Credit Facility	250.0 bps	350.0 bps
II	> 33.3% of the aggregate commitments under the Senior Credit Facility, < 66.7% of the aggregate commitments under the Senior Credit Facility	225.0 bps	325.0 bps
III	> 66.7% of the aggregate commitments under the Senior Credit Facility	200.0 bps	300.0 bps

provided that, commencing with the first day of the fiscal quarter immediately following the end of a twelve consecutive month period during which the Fixed Charge Coverage Ratio is greater than 1.00:1.00, the applicable margin for LIBOR Loans for Level II shall be reduced to 300.0 bps and for the Level III shall be reduced to 275.0 bps.

Average Excess Availability shall be measured quarterly based on average Excess Availability over the three month period ending as of each fiscal quarter end.

Unused Line Fee:
Borrower shall pay a fee (the "Unused Line Fee") on the unused portion of each Lender’s commitments under the Senior Credit Facility.  The Unused Line Fee shall be payable quarterly in arrears commencing on the Closing Date and shall initially be charged at an annual rate of 62.5 bps.  Thereafter, (a) for any calendar quarter in which the aggregate unused portion of the Lenders' commitments under the Senior Credit Facility is less than 50% of the aggregate amount of commitments under the Senior Credit Facility, the Unused Line Fee shall be 62.5 bps; and (b) for each other quarter, 50.0 bps.

Letters of
Credit Fees:
Borrower shall pay (a) a letter of credit fee (the "Letter of Credit Fee") equal to the applicable per annum LIBOR margin (calculated on the basis of actual number of days elapsed in a year of 360 days) monthly in arrears on all letters of credit to Agent for the account of all Lenders, (b) a 12.5 bps fronting fee to the Issuing Bank upon the issuance of each letter of credit, and (c) the Issuing Bank's customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

Cost and Yield
Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
Borrower shall pay all reasonable costs and expenses associated with the preparation, due diligence (including the cost of field examinations and inventory appraisals), syndication and closing of all loan documentation for the Senior Credit Facility, including, without limitation, (i) Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day per examiner) and (ii) the legal fees, expenses and other charges of counsel to the Administrative Agent, including any special and local counsel to the Lenders retained by the Administrative Agent, in each case regardless of whether or not the Senior Credit Facility is closed; provided, that, if definitive documentation for the Senior Credit Facility is not entered into by Borrower, the Administrative Agent and Bank of America by the expiration date of the Commitment Letter, then all of Borrower's obligations under the Commitment Letter (other than such obligations of confidentiality and indemnification which by their terms survive termination of the Commitment Letter and reimbursement obligations, to the extent provided below), shall be terminated and shall then have no further legal force and effect and Borrower's reimbursement obligations shall be limited to payment of $5,000, the legal fees of counsel to the Administrative Agent for preparation and negotiation of the Senior Credit Facility in an amount not in excess of $40,000, and all documented, out-of-pocket expenses of such counsel, and the Commitment Fee provided for in the Fee Letter.  Borrower shall also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.

Other Fees:	Borrower shall pay all other fees as specified in the Fee Letter.